EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Tom Barth Investor Relations 617-274-7130 tbarth@akamai.com

Akamai Completes Acquisition of Prolexic

CAMBRIDGE, MA - February 18, 2014 - Akamai Technologies, Inc. (NASDAQ: AKAM) today announced it has completed its acquisition of Prolexic Technologies, Inc., a privately held company based in Hollywood, Florida that provides cloud-based security solutions for protecting data centers and enterprise IP applications from distributed denial of service (DDoS) attacks. On December 2, 2013, Akamai announced a definitive agreement between the parties pursuant to which Akamai would acquire all of the outstanding equity of Prolexic.

The combination of the two companies’ technologies and teams creates a portfolio of security solutions designed to protect an enterprise’s Web and IP infrastructure against application-layer, network-layer and data center attacks delivered via the Internet.

“Cyber-attacks are on the rise all over the world, with many resulting in significant economic or reputational damage to enterprises, governments, and end-users,” said Tom Leighton, CEO of Akamai. “With our acquisition of Prolexic now complete, we are excited to extend the value of our combined teams and offerings to online businesses across all industries. Our focus is to optimize and secure the ‘entire IP experience,’ Web or otherwise, and to provide an unparalleled layer of protection against the most sophisticated of attacks without sacrificing site or application performance.”

Outlook (forward-looking statement)
On its February 5, 2014 earnings call, Akamai provided its outlook for the first quarter 2014, including revenue in the range of $426 to $442 million and non-GAAP earnings per share (EPS) in the range of $0.51 to $0.55, excluding any effect from the Prolexic acquisition. The Company is now updating that guidance to incorporate the effects it anticipates from the Prolexic acquisition as described on that earnings call.

The Company expects that the Prolexic acquisition will result in additional revenue in the first quarter in the range of $7 to $8 million. Akamai further expects the acquisition to be dilutive to non-GAAP earnings per share by approximately $0.01 per share during the quarter. As a result, the Company now expects first quarter 2014 results as follows:

•	Revenue in a range of $433 to $450 million; and

•	Non-GAAP earnings per share in the range of $0.50 to $0.54.

For more information on the full-year financial impact of the Prolexic acquisition, please refer to the Company’s fourth quarter 2013 earnings call with investors held on February 5, 2014. Definitions of the Company’s non-GAAP metrics are available on the Company’s Investor Relations website.

About Akamai
Akamai® is the leading provider of cloud services for delivering, optimizing and securing online content and business applications. At the core of the Company’s solutions is the Akamai Intelligent Platform™ providing extensive reach, coupled with unmatched reliability, security, visibility and expertise. Akamai removes the complexities of connecting the increasingly mobile world, supporting 24/7 consumer demand, and enabling enterprises to securely leverage the cloud. To learn more about how Akamai is accelerating the pace of innovation in a hyperconnected world, please visit www.akamai.com or blogs.akamai.com, and follow @Akamai on Twitter.

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The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the acquisition of Prolexic. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, expectations regarding the performance of the combined business, difficulty in integrating Prolexic's operations with Akamai's, inability to enjoy the expected benefits from Prolexic's Florida operations, failure of Akamai's network infrastructure, continuing market acceptance of our services and those provided by Prolexic and other factors that are discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.